Exhibit 10.13

SUPPLEMENTAL PLAN FOR DRESSER, INC.

Effective April 10, 2001

SUPPLEMENTAL PLAN FOR DRESSER, INC.

WHEREAS, the Company entered into the Agreement and Plan of Recapitalization, among Halliburton Company, Dresser B.V., and DEG Acquisitions, LLC, dated January 30, 2001, including any amendments to such agreement, as executed in final form on April 10, 2001 (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Company assumed liabilities under the nonqualified deferred compensation plan known as the Halliburton Company Senior Executives’ Deferred Compensation Plan, which in part restored benefits to employees lost under the Halliburton Retirement and Savings Plan from application of the compensation limit in Code section 401(a)(17) (the “Prior Supplemental Plan”);

WHEREAS, the Company wishes to establish a nonqualified deferred compensation Program to reflect such assumed liabilities of the Prior Supplemental Plan, provide continued earnings, and make payment of the liabilities, to the extent required under the Agreement;

WHEREAS, pursuant to the Agreement, the Company established a tax-qualified defined contribution plan including a qualified cash or deferred arrangement entitled the Dresser, Inc. Retirement and Savings Plan (the “DC Plan”); and

WHEREAS, the Company wishes to establish a plan document to cover any number of different benefit Programs, set forth in the Appendices which describe the eligibility conditions and the amount of benefits payable under the Programs, including a Program to restore to employees of the Company benefits they lose under the DC Plan as a result of: (i) the compensation limit in Code section 401(a)(17) and (ii) any matching contributions that the Company would have made under the DC Plan on employee contributions that could not be made to the DC Plan as a result of this limit;

NOW, THEREFORE, the Company hereby adopts the Plan by statement, effective April 10, 2001, to read as follows:

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ARTICLE 6	Amendment and Termination	9
Section 6.1	Power to Amend or Terminate	9
Section 6.2	No Reduction in Accrued Benefits	9

ARTICLE 7	Miscellaneous	10
Section 7.1	No Employment Rights	10
Section 7.2	Assignment of Benefits	10
Section 7.3	Nonduplication of Benefits	10
Section 7.4	Funding	11
Section 7.5	Law Applicable	11
Section 7.6	Actions by Committee	11
Section 7.7	Plan Representatives	12
Section 7.8	Number and Gender	12
Section 7.9	Headings	12

APPENDIX A	ERISA Supplemental Program	13
Section A.1	Purpose	13
Section A.2	Eligibility	13
Section A.3	Amount of Benefit	13
Section A.4	Crediting of DC Account	14
Section A.5	Earnings on DC Account	15
Section A.6	Earnings on DC Account	15
Section A.7	Form of Benefit	16
Section A.8	Interest on Installment Payments	16
Section A.9	Death Before All Payments Made	17
Section A.10	Time of Benefit Payments	17
Section A.11	Plan Termination	18
Section A.12	DC Plan Benefits	18

APPENDIX B	Grandfathered Halliburton Benefits	19
Section B.1	Purpose	19
Section B.2	No Double Participation	19
Section B.3	Eligibility	19
Section B.4	Prior Plan Provisions	20

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ARTICLE I

Definitions

The following terms when used and capitalized in the Plan shall have the following meanings:

Section 1.1. Accrued Benefit. The benefit to which a Participant is entitled at a particular time pursuant to one or more of the Appendices of the Plan.

Section 1.2. Act. The Employee Retirement Income Security Act of 1974, as amended.

Section 1.3. Agreement. Agreement and Plan of Recapitalization, among Halliburton Company, Dresser B.V., and DEG Acquisitions, LLC, dated January 30, 2001, including any amendments to such agreement, as executed in final form on April 10, 2001.

Section 1.4. Board. The Board of Directors of Dresser, Inc.

Section 1.5. Code. The Internal Revenue Code of 1986, as amended.

Section 1.6. Committee. The Dresser, Inc. Benefits Committee.

Section 1.7. Company. Dresser, Inc. and any other entity related to Dresser, Inc. under the rules of section 414 of the Code. This includes Dresser, Inc. and its 80%-owned subsidiaries and may include other entities as well.

Section 1.8. DC Account. A bookkeeping account established and maintained by the Company for each Participant to which amounts are credited pursuant to Appendix A.

Section 1.9. DC Plan. The Dresser, Inc. Retirement and Savings Plan, effective April 10, 2001.

Section 1.10. Effective Date. April 10, 2001.

Section 1.11. Employee. An individual who is reported on the payroll records of the Company as a common law employee. In particular, it is expressly intended that individuals not treated as common law employees by the Company on its payroll records are to be excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees and not independent contractors.

Section 1.12. ERISA Supplemental Program. The Program described in Appendix A.

Section 1.13. Participant. An individual who has an Accrued Benefit under the Plan.

Section 1.14. Pension Equalizer Contributions. Pension Equalizer Contributions, as defined in the DC Plan.

Section 1.15. Plan. The “Supplemental Plan for Dresser, Inc.,” as set forth herein.

Section 1.16. Plan Year. The calendar year.

Section 1.17. Prior Supplemental Plan. The Halliburton Company Senior Executives’ Deferred Compensation Plan, as maintained by Halliburton Company in effect immediately before the Effective Date, to the extent such plan restored benefits to employees lost under the Halliburton Retirement and Savings Plan from application of the compensation limit in Code section 401(a)(17).

Section 1.18. Program. One of the eligibility and benefit structures described in the Appendices.

Section 1.19. Vesting Service. Service used under the DC Plan to determine whether a participant is vested in his or her employer matching contributions.

ARTICLE 2

Purpose of Plan

Section 2.1. Purpose. The purpose of the Plan is to provide one or more different benefit Programs which are set forth in the Appendices. The Appendices describe the eligibility conditions and the amount of benefits payable under the Programs.

ARTICLE 3

Vesting and Forfeiture

Section 3.1. Vesting. No person shall have or vest in any benefits under the Plan prior to the time such person accrues one year of Vesting Service under the DC Plan.

Section 3.2. Terminations For Cause. No person (nor the spouse of such person) whose employment is terminated for cause as determined by the Committee, shall vest in any benefits under the Plan, and shall be divested if previously vested.

ARTICLE 4

Administration

Section 4.1. Duties of Committee. The Plan shall be administered by the Committee in accordance with its terms and purposes. The Committee shall interpret the provisions of the Plan and determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid accordingly.

Section 4.2. Construction. The Company shall have full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies or omissions.

Section 4.3. Consequence of Committee Actions. The decisions made and the actions taken by the Committee in the administration of the Plan shall be final and conclusive on all persons, and the members of the Committee shall not be subject to individual liability with respect to the Plan.

ARTICLE 5

Claims and Appeal Procedures

Section 5.1. Claims Review. In any case in which a claim for Plan benefits of a Participant or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period, and the claimant is informed of such extension in writing within the original ninety-day period), which notice shall:

(a) State the specific reason or reasons for the denial or modification;

(b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c) Provide a description of any additional material or information necessary for the Participant, his beneficiary, or representative to perfect the claim, and an explanation of why such material or information is necessary; and

(d) Explain the Plan’s claim review procedure described below.

Section 5.2. Appeals Review. In the event a claim for Plan benefits is denied or modified, if the Participant, his beneficiary, or a representative of such Participant or beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision.

(a) In connection with such request, the Participant, his beneficiary, or the representative of such Participant or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing.

(b) Within sixty days following such request for review the Committee shall, after providing a full review, render its final decision in writing to the Participant, his beneficiary or the representative of such Participant or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions on which the decision is based.

(c) If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, beneficiary, or the representative of such Participant or beneficiary prior to the commencement of the extension period.

Section 5.3. Mandatory Arbitration. If a Participant or beneficiary is not satisfied with the decision of the Committee pursuant to the Plan’s claims review procedure, such Participant or beneficiary may, within sixty days of receipt of the written decision of the Committee, request by written notice to the Committee, that his claim be submitted to arbitration pursuant to the Dresser Dispute Resolution Program and any other applicable rules adopted by the Committee.

(a) Such arbitration shall be the sole and exclusive procedure available to a Participant or beneficiary for review of a decision of the Committee.

(b) In reviewing the decision of the Committee, the arbitrator shall use the standard of review which would be used by a federal court in reviewing such decision under the provisions of the Act.

(c) The cost of such arbitration shall be allocated in accordance with the Dresser Dispute Resolution Program or other applicable rules adopted by the Committee.

(d) The arbitrator’s decision shall be final and legally binding on both parties.

(e) This Section shall be governed by the provisions of the Federal Arbitration Act.

ARTICLE 6

Amendment and Termination

Section 6.1. Power to Amend or Terminate. The Company may, in its sole discretion, by written resolution adopted by the chief executive officer, the Board or its delegate, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part.

Section 6.2. No Reduction in Accrued Benefits. Except as provided in Section 7.4, no amendment, suspension or termination of the Plan may, without the consent of a Participant, adversely affect the Participant’s right (or the right of the third-party beneficiary) to receive benefits in accordance with this Plan as in effect on the date the employee becomes a Participant. The rights of third-party beneficiaries claiming benefits under the Plan with respect to a Participant will be preserved and limited in the same fashion as a Participant’s benefits.

ARTICLE 7

Miscellaneous

Section 7.1. No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company or any subsidiary or related company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees with or without cause.

Section 7.2. Assignment of Benefits. A Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process.

Section 7.3. Nonduplication of Benefits. This Section applies if, despite Section 7.2, with respect to any Participant (or his or her beneficiaries), the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan.

(a) For example, the Committee shall comply with the terms and provisions of an order that satisfies the requirements for a “qualified domestic relations order” as such term is defined in section 206(d)(3)(B) of the Act, including an order that requires distributions to an alternate payee prior to a Participant’s “earliest retirement age” as such term is defined in section 206(d)(3)(E)(ii) of the Act.

(b) In any such case, any amounts due the Participant (or his or her beneficiaries) under this Plan will be reduced by the actuarial value of the payments required to be made to such other person or entity. In dividing a Participant’s benefit between the

Participant and another person or entity, consistent actuarial assumptions and methodologies will be used so that there is no increased actuarial cost to the Company.

Section 7.4. Funding. Participants have the status of general unsecured creditors of the Company. The Plan constitutes a mere promise by the Company to pay benefits in the future.

(a) The Company may, but need not, fund benefits under the Plan through a trust. If it does so, any trust created by the Company and any assets held by the trust to assist it in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Internal Revenue Service Revenue Procedure 92-64, but only to the extent required by Internal Revenue Service Revenue Procedure 92-65, or any successor guidance. It is the intention of the Company and Participants that the Plan be unfunded for tax purposes and for purposes of Title I of the Act.

(b) Any funding of benefits under this Plan will be in the Company’s sole discretion. The Company may set and amend the terms under which it will fund and may cease to fund at any time.

(c) To the extent the Company gives Participants and beneficiaries enforceable rights to funding, those rights must be determined under the terms of other documents. No such rights exist under this Plan document and the restrictions on amendments in this Plan document will in no case apply to restrict the Company’s right to cease or alter the terms of any funding.

Section 7.5. Law Applicable. The Plan shall be governed by the laws of the State of Texas, except to the extent preempted by federal law.

Section 7.6. Actions By Company. Any powers exercisable by the Company under the Plan shall be utilized by written resolution adopted by the Board or its delegate. The

Board may by written resolution delegate any of the Company’s powers under the Plan and any such delegations may provide for subdelegations, also by written resolution.

Section 7.7. Plan Representatives. Those authorized to act as Plan representatives will be designated in writing by the chief executive officer, the Board or its delegate.

Section 7.8. Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

Section 7.9. Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

DRESSER, INC.

By:

Title:

Appendix A

ERISA Supplemental Program

A.1	Purpose. The purpose of this Program is simply to restore to employees of the Company benefits they lose under the DC Plan as a result of: (i) the compensation limit in Code section 401(a)(17) and (ii) any matching contributions that the Company would have made under the DC Plan on employee contributions that could not be made to the DC Plan as a result of this limit.

A.2	Eligibility. An employee of the Company is eligible to receive a benefit under this Program if he or she:

(a)	terminates employment with the Company on or after April 10, 2001;

(b)	has vested in benefits under the DC Plan which are reduced because of the application of section 401(a)(17); and

(c)	is not eligible to receive a benefit under any other plan or program which bars the employee from participation in this Program.

A.3	Amount of Benefit. The benefit payable under this Program with respect to a Participant will equal the balance of his or her DC Account. A Participant’s DC Account will consist of:

(a)	contributions, credited under the rules in Section A.4, that the Participant would have been permitted to make to the DC Plan (if any) but for the operation of section 401(a)(17),

(b)	matching contributions, credited under the rules in Section A.5, made by the Company, plus

(c)	earnings, credited under the rules in Section A.6.

No amounts will be credited to a Participant’s DC Account for employer matching contributions (if any) that would have been made on Participant’s contributions described in (a) that were not made to the DC Plan. Similarly, no amounts will be credited with respect to contributions returned to a Participant from the DC Plan as a result of the application of qualification limits of the Code.

Benefits under this Program will only be paid to supplement benefit payments actually made from the DC Plan. If benefits are not payable under the DC Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Program.

A.4	Crediting of DC Account. Amounts generally will be credited to a Participant’s DC Account as of the day that such amount would have been credited as a contribution to the Participant’s DC Plan account for such Plan Year but for the operation of section 401(a)(17).

In the case of Plan benefits arising from reduced Pension Equalizer Contributions, the Company will credit the DC Account as of the last day of each Plan Year amounts by which the Participant’s Pension Equalizer

Contributions were reduced for such Plan Year because of the operation of section 401(a)(17).

A.5	Matching Credits. The Company will credit the DC Account of a Participant with an amount equal to the same percentage of the Participant’s contributions under Section A.4 as the Company would have contributed as matching contributions to the DC Plan had the Participant’s contributions described in Section A.4 been contributed to the DC Plan.

A.6	Earnings on DC Account. A Participant’s DC Account also will be credited with earnings monthly as of the last business day of each calendar month. The amount credited will equal the product of (a) and (b), as follows:

(a)	weighted average balance of such Account (as determined by the Committee) during the calendar month ending on the crediting date, and

(b)	A Participant’s DC Account also will be credited with earnings monthly as of the last business day of each calendar month. The amount credited will equal the product of (1) and (2), as follows;

(1)	weighted average balance of such Account (as determined by the Committee) during the month ending on the crediting date,

(2)	a percentage amount equal to 2%, plus the annual yield on the DJ 20 Bond index for the first business day of the calendar quarter containing the crediting date, published on page C-1 of

The Wall Street Journal, and reduced to a monthly factor as determined in the sole discretion of the Committee.

Distributions under Section A.7 shall be based on the valuation of the Participant’s DC Account as of the most recent monthly valuation date set forth in Section A.6 that precedes such distribution. If the Committee elects payment in the form of installments, the annual interest for each Plan Year shall be paid once installment payments commence as set forth in Section A.7.

A.7	Form of Benefit. A Participant’s DC Account shall be paid to the Participant in one of the following alternative forms as selected by the Committee in its sole discretion:

(a)	A single lump sum payment;

(b)	Payment in two equal annual installments; or

(c)	Payment in monthly installments over a period not to exceed ten years.

However, the Committee will only select a single lump sum payment if either (i) the total amount credited to a Participant’s DC Account is less than $50,000 or (ii) a single lump sum payment is the only form of benefit payment offered under the DC Plan.

A.8

Interest on Installment Payments. Interest on installment payments may be paid, as determined by the Committee in its sole discretion, either at the end of each Plan Year or as a part of level payments computed by the Committee through the use of such tables as the Committee shall select from time to time for such purpose.

A.9	Death Before All Payments Made. If a Participant dies before all amounts payable to him from his DC Account have been paid to him, any remaining amounts payable to the Participant hereunder shall be payable to the beneficiary designated to receive any company-provided group term life insurance with respect to the Participant, or in case there is no such group term life benefit, to the estate of the Participant. Payments shall be made in a lump sum or in such other form of payment consistent with the alternative methods of payment set forth above as the Committee shall determine after considering such facts and circumstances relating to the Participant and his beneficiary or estate as the Committee deems pertinent.

A.10	Time of Benefit Payments. Amounts due under the Plan shall be paid at such time (or times) following the Participant’s termination of employment or death as the Committee in its discretion determines.

(a)	This rule applies even if benefits already have commenced under the DC Plan (for instance, in-service distributions are made to Participants over age 59 1/2).

(b)	Termination of employment means complete termination of employment with the Company. If a Participant leaves one affiliated entity of the Company to go to work for another, he or she will not have a termination of employment.

A.11	Plan Termination. No further benefits may be earned under this Program with respect to the DC Plan after the termination of such plan.

A.12	DC Plan Benefits. For purposes of this Appendix, the term “DC Plan Benefits” generally means the benefits actually payable to a Participant, or his or her estate or beneficiary under the DC Plan. However, this Program is only intended to remedy reductions caused by the operation of section 401(a)(17) (and corresponding employer matching contributions that could not be made) and not reductions caused for any other reason. In those instances where benefits are reduced for some other reason, the term “DC Plan Benefits” shall be deemed to mean the benefits that actually would have been payable but for such other reason.

One example of such other reasons includes, but is not limited to, a reduction of savings plan benefits as a result of payment of all or a portion of a Participant’s benefits to a third party on behalf of or with respect to a Participant.

Appendix B

Grandfathered Halliburton Benefits

B.1	Purpose. The provisions of this appendix set forth the rules for determining benefit amounts and forms of payments with respect to liabilities arising under the Prior Supplemental Plan and assumed by the Company solely with respect to “Continued Employees” as that term is defined in the Agreement. The other terms of the Plan (e.g., nonassignability, nonduplication of benefits) apply to the extent not inconsistent with the terms of this appendix.

B.2	No Double Participation. An individual may not participate in this Program if he or she qualifies for a benefit under any other supplemental plan or other arrangement of the Company (including, but not necessarily limited to, the ERISA Excess Benefit Plan for Dresser, Inc.) that the Committee determines in its sole discretion provides the same benefits intended to be provided under this Program.

(a)	If an individual could be covered by two plans, both of which include this provision (or a similar provision), the Company will resolve the discrepancy to allow eligibility for one plan or another but not both.

(b)	If, despite the preceding two sentences, a court, administrative agency or settlement agreement requires participation in and/or benefits from this Plan and another supplemental plan or arrangement, the individual will not accrue benefits in this Plan unless those benefits offset benefits accrued under such other plan or arrangement.

B.3	Eligibility. An employee of the Company is eligible to receive a benefit under this Program if he or she is a “Continued Employee” who earned a benefit under the Prior Supplemental Plan for which the Company assumed liability under the Agreement.

B.4	Prior Plan Provisions. The provisions of the Prior Supplemental Plan setting forth benefit amounts and forms of payment are as follows:

HALLIBURTON COMPANY SENIOR EXECUTIVES’

DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 1999

. . . .

ARTICLE II

Definitions

Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(A) Account(s): A Participant’s Deferred Compensation Account, ERISA Restoration Account, and/or Excess Remuneration Account, including amounts credited thereto.

(B) Administrative Committee: The administrative committee appointed by the Compensation Committee to administer the Plan.

(C) Allocation Year: The calendar year for which an allocation is made to a Participant’s Account pursuant to Article IV.

(D) Board: The Board of Directors of the Company.

(E) Code: The Internal Revenue Code of 1986, as amended.

(F) Compensation Committee: The Compensation Committee of the Board.

(G) Company: Halliburton Company.

(H) Deferred Compensation Account: An individual account for each Participant on the books of such Participant’s Employer to which is credited amounts allocated for the benefit of such Participant pursuant to the provisions of Article IV, Paragraph (D).

(I) Employee: Any employee of an Employer. The term does not include independent contractors or persons who are retained by an Employer as consultants only.

(J) Employer: The Company and any Subsidiary designated as an Employer in accordance with the provisions of Article III of the Plan.

(K) ERISA: The Employee Retirement Income Security Act of 1974, as amended.

(L) ERISA Restoration Account: An individual account for each Participant on the books of such Participant’s Employer to which is credited amounts allocated for the benefit of such Participant pursuant to the provisions of Article IV,

Paragraph (F). Such Account shall include amounts allocated to a Participant’s “Excess Benefit Account” prior to January 1, 1995 and amounts transferred from the ERISA Compensation Limit Benefit Plan for Dresser Industries, Inc. and the Deferred Compensation Plan for Baroid Corporation, effective December 31, 1998.

(M) ERISA Restoration Participant: An Employee whose compensation from the Employers for an Allocation Year is in excess of the limit set forth in Section 401(a)(17) of the Code for such Allocation Year or who has made elective deferrals for such Allocation Year under the Halliburton Elective Deferral Plan.

(N) Excess Remuneration Account: An individual account for each Participant on the books of such Participant’s Employer to which is credited amounts allocated for the benefit of such Participant pursuant to the provisions of Article IV, Paragraph (G).

(O) Participant: An ERISA Restoration Participant or a Senior Executive Participant.

(P) Pension Equalizer Contribution: Pension Equalizer Contribution as defined in the Halliburton Retirement and Savings Plan.

(Q) Plan: The Halliburton Company Senior Executives’ Deferred Compensation Plan, as amended and restated January 1, 1999, and as the same may thereafter be amended from time to time.

(R) Senior Executive: An Employee who is a senior executive, including an officer, of an Employer (whether or not he is also a director thereof), who is employed by an Employer on a full-time basis, who is compensated for such employment by a regular salary and who, in the opinion of the Compensation Committee, is one of the key personnel of an Employer in a position to contribute materially to its continued growth and development and to its future financial success.

(S) Senior Executive Participant: A Senior Executive who is selected as a Senior Executive Participant for an Allocation Year. The Compensation Committee shall be the sole judge of who shall be eligible to be a Senior Executive Participant for any Allocation Year. The selection of a Senior Executive to be a Senior Executive Participant for a particular Allocation Year shall not constitute him a Senior Executive Participant for another Allocation Year unless he is selected to be a Senior Executive Participant for such other Allocation Year by the Compensation Committee. An Employee may be both a Senior Executive Participant and an ERISA Restoration Participant for the same Allocation Year.

(T) Subsidiary: At any given time, any other corporation of which an aggregate of 80% or more of the outstanding voting stock is owned of record or beneficially, directly or indirectly, by the Company or any other of its Subsidiaries or both.

(U) Termination of Service: Severance from employment with an Employer for any reason other than a transfer between Employers.

(V) Trust: Any trust created pursuant to the provisions of Article IX.

(W) Trust Agreement: The agreement establishing the Trust.

(X) Trustee: The trustee of the Trust.

(Y) Trust Fund: Assets under the Trust as may exist from time to time.

. . . .

ARTICLE IV

Allocations Under the Plan,

Participation in the Plan and Selection for Awards

(A) Each Allocation Year the Compensation Committee shall, in its sole discretion, determine what amounts shall be available for allocation to the Accounts of the Senior Executive Participants pursuant to Paragraph (D) below.

(B) No award shall be made to any person while he is a voting member of the Compensation Committee.

(C) The Compensation Committee from time to time may adopt, amend or revoke such regulations and rules as it may deem advisable for its own purposes to guide in determining which of the Senior Executives it shall deem to be Senior Executive Participants for a particular Allocation Year and the method and manner of payment thereof to the Senior Executive Participants.

(D) The Compensation Committee, during the Allocation Year involved or during the next succeeding Allocation Year, shall determine which Senior Executives it shall designate as Participants for such Allocation Year and the amounts allocated to each Senior Executive Participant for such Allocation Year. In making its determination, the Compensation Committee shall consider such factors as the Compensation Committee may in its sole discretion deem material. The Compensation Committee, in its sole discretion, may notify a Senior Executive at any time during a particular Allocation Year or in the Allocation Year following the Allocation Year for which the award is made that he has been selected as a Senior Executive Participant for all or part of such Allocation Year, and may determine and notify him of the amount which shall be allocated to him for such Allocation Year. The decision of the Compensation Committee in selecting a Senior Executive to be a Senior Executive Participant or in making any allocation to him shall be final and conclusive, and nothing herein shall be deemed to give any Senior Executive or his legal representatives or assigns any right to be a Senior Executive Participant for such Allocation Year or to be allocated any amount except to the extent of the amount, if any, allocated to a Senior Executive Participant for a particular Allocation Year, but at all times subject to the provisions of the Plan.

(E) A Senior Executive whose Service is Terminated during the Allocation Year may be selected as a Senior Executive Participant for such part of the Allocation Year prior to his Termination and be granted such award with respect to his services during such part of the Allocation Year as the Compensation Committee, in its sole discretion and under any rules it may promulgate, may determine.

(F) The Administrative Committee shall determine for each Allocation Year which ERISA Restoration Participants’ allocations of Employer contributions (other than matching contributions) and forfeitures under qualified defined contribution plans sponsored by the Employers have been reduced for such Allocation Year by reason of the application of Section 401(a)(17) or Section 415 of the Code, or any combination of such Sections (except that reductions of a Participant’s Pension Equalizer Contribution by reason of the application of Section 415 of the Code shall not be taken into account), or by reason of elective deferrals under the Halliburton Elective Deferral Plan, and shall allocate to the credit of each such ERISA Restoration Participant under the Plan an amount equal to the amount of such reductions applicable to such ERISA Restoration Participant. In addition, the Administrative Committee shall allocate to the credit of each ERISA Restoration

Participant under the Plan an amount equal to 4% of the sum of (i) the amount of such ERISA Restoration Participant’s compensation (as such term is defined in the applicable qualified defined contribution plan) deferred under the Halliburton Elective Deferral Plan for such Allocation Year and (ii) the amount of such compensation not so deferred that is in excess of the compensation limit under Section 401(a)(17) of the Code for such Allocation Year.

(G) The Compensation Committee may, in its discretion, allocate to the credit of a Participant under the Plan all or any part of any remuneration payable by the Employer to such Participant which would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Code for any Allocation Year, rather than paying such excessive remuneration to such Participant.

(H) Allocations to Participants under the Plan shall be made by crediting their respective Accounts on the books of their Employers as of the last day of the Allocation Year, except that an allocation under Paragraph (G) shall be credited to a Participant on the date the amount would have been paid to the Participant had it not been deferred pursuant to the provisions of Paragraph (G). Allocations under Paragraph (D) above shall be credited to the Participants’ Deferred Compensation Accounts, allocations under Paragraph (F) above shall be credited to the Participants’ ERISA Restoration Accounts and allocations under Paragraph (G) above shall be credited to the Participants’ Excess Remuneration Account. Accounts of Participants shall also be credited with interest as of the last day of each Allocation Year, at the rate set forth in Paragraph (I) below, on the average monthly credit balance of the Account being calculated by using the balance of each Account on the first day of each month. Prior to Termination of Service, the annual interest shall accumulate as a part of the Account balance. After Termination of Service, the annual interest for such Allocation Year may be paid as more particularly set forth hereinafter.

(I) Interest shall be credited on amounts allocated to Participants’ Deferred Compensation Accounts at the rate of 5 % per annum for periods prior to Termination of Service. Interest shall be credited on amounts allocated to Participants’ ERISA Restoration Accounts and Excess Remuneration Accounts, and on amounts allocated to Participants’ Deferred Compensation Accounts for periods subsequent to Termination of Service, at the rate of 10% per annum.

ARTICLE V

Non-Assignability of Awards

No Participant shall have any right to commute, encumber, pledge, transfer or otherwise dispose of or alienate any present or future right or expectancy which he or she may have at any time to receive payments of any allocations made to such Participant, all such allocations being expressly hereby made non-assignable and non-transferable; provided, however, that nothing in this Article shall prevent transfer (A) by will, (B) by the applicable laws of descent and distribution or (C) pursuant to an order that satisfies the requirements for a “qualified domestic relations order” as such term is defined in section 206(d)(3)(B) of the ERISA and section 414(p)(1)(A) of the Code, including an order that requires distributions to an alternate payee prior to a Participant’s “earliest retirement age” as such term is defined in section 206(d)(3)(E)(ii) of the ERISA and section 414(p)(4)(B) of the Code. Attempts to transfer or assign by a Participant (other than in accordance with the preceding sentence) shall, in the sole discretion of the Compensation Committee after consideration of such facts as it deems pertinent, be grounds for terminating any rights of such Participant to any awards allocated to but not previously paid over to such Participant.

ARTICLE VI

Vesting

All amounts credited to a Participant’s Accounts shall be fully vested and not subject to forfeiture for any reason except as provided in Article V.

ARTICLE VII

Distribution of Awards

(A) Upon Termination of Service of a Participant, the Administrative Committee (i) shall certify to the Trustee or the treasurer of the Employer, as applicable, the amount credited to each of the Participant’s Accounts on the books of each Employer for which the Participant was employed at a time when he earned an award hereunder, (ii) shall determine whether the payment of the amount credited to each of the Participant’s Accounts under the Plan is to be paid directly by the applicable Employer, from the Trust Fund, if any, or by a combination of such sources (except to the extent the provisions of the Trust Agreement, if any, specify payment from the Trust Fund) and (iii) shall determine and certify to the Trustee or the treasurer of the Employer, as applicable, the method of payment of the amount credited to each of a Participant’s Accounts, selected by the Administrative Committee from among the following alternatives:

(1) A single lump sum payment upon Termination of Service;

(2) A payment of one-half of the Participant’s balance upon Termination of Service, with payment of the additional one-half to be made on or before the last day of a period of one year following Termination; or

(3) Payment in monthly installments over a period not to exceed ten years with such payments to commence upon Termination of Service.

The above notwithstanding, if the total amount credited to the Participant’s Accounts upon Termination of Service is less than $50,000, such amount shall always be paid in a single lump sum payment upon Termination of Service.

(B) The Trustee or the treasurer of the Employer, as applicable, shall thereafter make payments of awards in the manner and at the times so designated, subject, however, to all of the other terms and conditions of this Plan and the Trust Agreement, if any. This Plan shall be deemed to authorize the payment of all or any portion of a Participant’s award from the Trust Fund to the extent such payment is required by the provisions of the Trust Agreement, if any.

(C) Interest on the second half of a payment under Paragraph (A)(2) above shall be paid with the final payment, while interest on payments under Paragraph (A)(3) above may be paid at each year end or may be paid as a part of a level monthly payment computed by the Administrative Committee through the use of such tables as the Administrative Committee shall select from time to time for such purpose.

(D) If a Participant shall die while in the service of an Employer, or after Termination of Service and prior to the time when all amounts payable to him under the Plan have been paid to him, any remaining amounts payable to the Participant hereunder shall be payable to the estate of the Participant. The Administrative

Committee shall cause the Trustee or the treasurer of the Employer, as applicable, to pay to the estate of the Participant all of the awards then standing to his credit in a lump sum or in such other form of payment consistent with the alternative methods of payment set forth above as the Administrative Committee shall determine after considering such facts and circumstances relating to the Participant and his estate as it deems pertinent.

(E) If the Plan is terminated pursuant to the provisions of Article X, the Compensation Committee may, at its election and in its sole discretion, cause the Trustee or the treasurer of the Employer, as applicable, to pay to all Participants all of the awards then standing to their credit in the form of lump sum payments.

. . .. .

AMENDMENT NO. 1

TO THE

SUPPLEMENTAL PLAN FOR DRESSER, INC.

This amendment to the Supplemental Plan for Dresser, Inc. (i) modifies the formula for calculating DC Account earnings by replacing the DJ 20 Bond Index with a similar index; and (ii) deletes internal plan claims procedures in order to eliminate conflicts with new claims procedures adopted pursuant to regulations of the Department of Labor.

This amendment is effective as of the dates noted below.

1.	Effective April 5, 2002, Section A.6(b)(2) is replaced with the following:

(2) a percentage amount equal to 2%, plus the annual yield on the Moody’s Long-Term Corporate Bond Yield (or such other similar index as determined in the sole discretion of the Committee) for the first business day of the calendar quarter containing the crediting date, and reduced to a monthly factor as determined in the sole discretion of the Committee.

2.	Effective January 1, 2002, Section 5.1 is replaced with the following:

Section 5.1. Claims and Appeal Procedures. The Committee shall establish claims and appeals procedures in accordance with Department of Labor regulation § 2560.503-1.

3.	Effective January 1, 2002, Sections 5.2 and 5.3 are deleted in their entirety.

EXECUTED this          day of                             , 2002.

DRESSER, INC.

By: